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EXHIBIT 5

[LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]
2000 University Avenue, East Palo Alto, CA 94303-2248
Phone: 650-833-2000        Fax: 650-833-2001        www.graycary.com

April 29, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

As legal counsel for Applied Signal Technology, Inc., a California corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 600,000 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of options granted under the Applied Signal Technology, Inc. 2004 Stock Incentive Plan (the "Plan").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California and the federal law of the United States.

Based on such examination, we are of the opinion that the 600,000 shares of Common Stock which may be issued under the Plan are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ Gray Cary Ware & Freidenrich LLP

GRAY CARY WARE & FREIDENRICH LLP

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  EXHIBIT 5